Exhibit 99.5

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR PURCHASER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

YOU ON DEMAND HOLDINGS, INC.

CONVERTIBLE Promissory NOTE

DECEMBER 21, 2015

U.S. $17,717,846.60

FOR VALUE RECEIVED, YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Beijing Sun Seven Stars Culture Development Limited, a P.R.C. company (“Purchaser”), the aggregate principal sum of Seventeen Million Seven Hundred Seventeen Thousand Eight Hundred Forty-six & 60/100 Dollars ($17,717,846.60) (the “Principal”) in lawful money of the United States of America and in immediately available funds, subject to the provisions contained herein. This Convertible Note (this “Note”) is issued pursuant to the terms of that certain Amended and Restated Securities Purchase Agreement dated as of December 21, 2015 (the “Effective Date”), by and between the Company and Purchaser (as amended from time to time, the “Purchase Agreement”). The Company and Purchaser shall be collectively referred to as the “Parties”. Unless otherwise expressly provided in this Note, initially capitalized words or terms used in this Note shall have the meanings set forth in the Purchase Agreement.

1.	Principal Repayment

1.1           Maturity Date. The Principal and any other amounts payable to Purchaser hereunder, shall be due and payable to Purchaser on May 21, 2016 (the “Maturity Date”).

1.2           Interest. Interest will accrue from the date hereof on the Principal amount at the rate of fifty-six one hundredths of a percent (0.56%) per annum until payment in full or until the conversion of the Principal pursuant to Section 2 of this Note. If the Principal is not converted pursuant to Section 2 of this Note, interest shall be paid with the Principal amount on the Maturity Date. If the Principal is converted pursuant to Section 2 of this Note, interest accrued through the Conversion Date shall be paid on the Conversion Date in accordance with Section 2 of this Note.

1.3           Payment. All payments made pursuant to this Note shall be made by check or wire transfer of immediately available funds and in lawful money of the United States of America to Purchaser at the address for notices pursuant to Section 5.4 below or at such other place as Purchaser may designate. Any payment on this Note shall be applied first to accrued interest, then to other amounts owing hereunder, and thereafter to the outstanding principal balance hereof.

1.4           Prepayment. The Company shall have the option to prepay this Note, together with accrued but unpaid interest, in whole or in part, at any time without premium or penalty.

2.	Conversion

2.1           Limitation on Conversion Pending Stockholder Approval. The Parties acknowledge and agree that, absent receipt of the necessary stockholder approval, the Company shall not effect any conversion, and Purchaser shall not have any right to convert , any portion of this Note into shares of common stock of the Company (the “Common Stock”) to the extent that after giving effect to such issuance after exercise as set forth on the applicable notice of exercise, Purchaser (together with Purchaser’s affiliates, and any other persons acting as a group together with Purchaser or any of Purchaser’s affiliates), would beneficially own in excess of 19.99% of the outstanding shares of Common Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by Purchaser and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) exercise of the remaining, nonexercised portion of this Note beneficially owned by Purchaser or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time shares of Common Stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Purchaser or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 1(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. In addition, for purposes of this Section 2.1, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2.1 applies, the determination of whether this Note is convertible (in relation to other securities owned by Purchaser together with any affiliates) and of which portion of this Note is convertible shall be in the sole discretion of Purchaser, and the submission of a notice of conversion shall be deemed to be Purchaser’s determination of whether this Note is convertible (in relation to other securities owned by Purchaser together with any affiliates) and of which portion of this Note is convertible. For purposes of this Section 2.1, in determining the number of outstanding shares of Common Stock, Purchaser may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the United States Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Company or (iii) a more recent notice by the Company or the Company’s transfer agent to Purchaser setting forth the number of shares of Common Stock then outstanding. Upon request of Purchaser, the Company shall promptly, and in any event within one trading day of such request, confirm to Purchaser the number shares of Common Stock then outstanding. Purchaser shall not be entitled to vote any shares of Common Stock acquired by it pursuant to this Note or the other Company Agreements in connection with any such stockholder approval sought by the Company.

2.2           Stockholder Approval. As promptly as practicable after the Closing under the Purchase Agreement, the Company covenants and agrees to use commercially reasonable efforts to obtain any approvals of the Company’s stockholders required under the Company’s organizational documents, applicable law and/or the listing rules and regulations of NASDAQ in connection with the transactions contemplated by this Note (the “Conversion Conditions”).

2.3           Automatic Conversion into Common Stock. Subject to Section 2.1, upon satisfaction of the Conversion Conditions, all of the Principal and accrued but unpaid interest shall be automatically converted into 9,208,860 shares of the Common Stock, subject to adjustment pursuant to Section 2.1(b) of the Purchase Agreement (the “Conversion Shares”).

2.4           Mechanics of Conversion. Upon satisfaction of the Conversion Conditions, the Company and Purchaser shall agree to a date for such conversion which, in no event, shall be later than three (3) business days following the date of the satisfaction of the Conversion Conditions (the “Conversion

Date”). On or before the Conversion Date, Purchaser shall surrender the Note for conversion and the Company shall denote in its corporate records the ownership by Purchaser of the Conversion Shares, effective as of close of business on the Conversion Date. Effective as of close of business on the Conversion Date (i) the rights of Purchaser with respect to the Principal, together with all other amounts due hereunder to Purchaser shall cease, and (ii) Purchaser shall be treated for all purposes as having become the record holder of such Conversion Shares. The issuance of Common Stock upon conversion of this Note shall be made without charge to Purchaser for any tax in respect of such issuance, and such Conversion Shares shall be issued in such names as may be directed by Purchaser.

2.5           Adjustment of Conversion Shares. Subject to Section 2.6 hereof, the number and kind of Conversion Shares or other securities to be issued upon conversion determined pursuant to Section 2.3 shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(a)          Merger, Sale of Assets, etc. If the Company at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation or other entity, this Note shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section 2.5 shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

(b)          Reclassification. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(c)          Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the number of Conversion Shares to be issued upon conversion shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

2.6           Adjustment Notices. Whenever the number of Conversion Shares to be issued upon conversion is adjusted as provided in Section 2.5, the Company shall promptly deliver to Purchaser written notice setting forth the revised number of Conversion Shares with a statement of facts regarding the adjustment and the computation thereof.

3.	Covenants of the Company

3.1           Payment of Principal; Conversion. The Company hereby covenants and agrees that it shall pay or cause to be paid all amounts due hereunder on the Maturity Date or, if applicable prior to the Maturity Date, the Company shall effect or cause to be effected any conversion of the Principal into Conversion Shares.

3.2           Reserves. From the date hereof until the Conversion Date or Maturity Date, whichever is later, the Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of issue upon conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Company covenants that all such shares of Common Stock shall, upon issuance, be duly and validly issued, fully paid and non-assessable.

4.	Default, Acceleration

4.1           Events of Default. Each of the following events shall be an “Event of Default” hereunder: (i) the Company fails to pay timely any amounts due under this Note on the date the same becomes due and payable, (ii) the Company breaches any covenant, representation, warranty, or agreement under this Note or any other Company Agreements, (iii) the Company files a petition or action for relief under any bankruptcy, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or (iv) an involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days of filing) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company.

4.2           Acceleration. Upon the occurrence of an Event of Default, all outstanding principal, accrued interest and other amounts owing hereunder shall, at the option of Purchaser, and, in the case of an Event of Default pursuant to Sections 4.1(a)(iii) or (iv) above, automatically, be immediately due and payable. Purchaser shall have all rights and may exercise any remedies available to it at law or in equity, successively or concurrently.

4.3           Costs of Collection. In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Purchaser in enforcing and collecting this Note.

5.	Miscellaneous

5.1           Remedies Cumulative and Continuing. All powers and remedies of Purchaser hereunder with respect to an Event of Default shall, to the extent permitted by law, be deemed cumulative and not exclusive of any other thereof or of any other power or remedy available to Purchaser, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Note, and every power and remedy given by this Note or by applicable law to Purchaser may be exercised from time to time, and as often as shall be deemed expedient by Purchaser.

5.2           Replacement; Exchange. If this Note is destroyed, lost or stolen, the Company will deliver a new note to Purchaser on the same terms and conditions as this Note with a notation of the unpaid principal in substitution of the prior Note. Purchaser shall furnish to the Company reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by the Company in connection with the replacement of this Note.

5.3           Choice of Law. This Note shall be governed by and construed in accordance with the Requirements of Law of the State of New York without giving effect to the principles of conflict of Laws.

5.4           Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(a)	if to the Company:

YOU On Demand Holdings, Inc.

375 Greenwich Street, Suite 516

New York, New York 10013

Attn: Board of Directors

Telecopy: 86+10-8586-2775

(b)	if to Purchaser:

Beijing Sun Seven Stars Culture Development Limited

Eastern Fangzheng Road, Southern Dongying Village

Hancunhe Town, Fangshan District

Beijing, China

Attn: Zhang Jie

Telecopy: 86+10 5912-3988

Any Party may by notice given in accordance with this Section 5.4 designate another address or Person for receipt of notices hereunder.

5.5           Assignment. This Note shall be binding upon the Company and Purchaser and its successors and assigns. Neither the Company nor Purchaser shall make any assignment of its rights under this Note or other Company Agreements or subject this Note or other Company Agreements or its rights hereunder to any lien or security interest of any kind whatsoever; and any such assignment, lien or security interest shall be absolutely void and unenforceable as against Purchaser; provided, however, Purchaser shall be entitled to assign this Note or other Company Agreements to an Affiliate.

5.6           Cooperation; Further Action. Each Party to this Note shall, without further consideration, execute and deliver any further or additional instruments and perform any acts which may become reasonably necessary to effectuate and carry out the purposes of this Note.

5.7           Severability. If any provision of this Note shall be held to be invalid or unenforceable, such determination shall not affect the remaining provisions of this Note.

5.8           Amendments. This Note may not be altered or amended, and no right under this Note may be waived, except by a writing executed by the Parties to this Note or except as otherwise provided in this Note. No waiver of any term, provision, or condition of this Note, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition, or as a waiver of any other term, provision, or condition of this Note.

  5.9           Headings. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first set forth above.

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Shane McMahon
Name:	Shane McMahon
Title:	Chairman

BEIJING SUN SEVEN STARS CULTURE DEVELOPMENT LIMITED:

By:	/s/ Bruno Wu
Name:	Bruno Wu
Title:	Chairman & CEO

[Signature Page – Convertible Promissory Note]